Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Cal R. Hoagland

Senior Vice President &

Chief Financial Officer

(650) 314-2533

choagland@iwv.com

www.iwv.com

interWAVE Announces Fourth-Quarter and Fiscal Year 2004 Results

•   interWAVE’s revenues increase by 60 percent compared to the prior fiscal year’s fourth quarter

•    interWAVE’s yearly revenues increase by 48 percent compared to the prior fiscal year

•    Gross profit increases by 75 percent over the prior fiscal year’s fourth quarter

•    Gross margin increases to 47.7 percent compared to 25.2 percent for the prior fiscal year

•    interWAVE achieves pre-depreciation and amortization quarterly profit of $0.2 million

•    Net loss decreases by 77 percent from the prior fiscal year’s loss

•    New business highlights include new orders and follow-on orders from existing customers

•    Significant development comprising product upgrades, new product introductions, and feature enhancements delivered during the year while R&D expenses reduced 26 percent year-over-year

•    In July 2004, Alvarion and interWAVE enter into an agreement whereby Alvarion plans to acquire interWAVE

MOUNTAIN VIEW, Calif. – August 18, 2004 - interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice and data communications systems, today announced financial results for the fourth fiscal 2004 quarter and year ended June 30, 2004.

Revenues for the quarter increased by 60 percent to $13.6 million compared to $8.5 million in the comparable quarter last year. interWAVE reported a net loss of $0.8 million, or $(0.08) per share, compared to a net loss of $5.2 million, or $(0.76) per share in the comparable quarter last year, an 85 percent decrease in the net loss reported in the comparable quarter of fiscal 2003. Net losses per share have been retroactively adjusted to reflect interWAVE’s one-for-ten reverse stock split which was effected on April 30, 2003.

Erwin Leichtle, president and chief executive officer of interWAVE, commented, “We continue to be very pleased with our operating progress as reflected in the comparable quarter and year comparisons versus last year. We have focused on driving sales, increasing our gross margins and keeping a tight rein on operating expenses over the past eight quarters.  In the fourth quarter of fiscal 2004 we achieved an important milestone – our first pre-depreciation and amortization quarterly profit of $0.2 million, before $1.0 million in depreciation and amortization.  This is a decrease of 106 percent from the pre-depreciation and amortization loss of $3.9 million in the fourth quarter of fiscal 2003, before $1.3 million in depreciation and amortization for that comparable quarter.”

“For the year ended June 30, 2004, we have increased revenues by 48 percent versus fiscal 2003.  We continue to believe we are enjoying some of the highest gross margins in our industry, up significantly from last year.  We are achieving these results while cutting our combined operating expenses by 23 percent versus fiscal 2003.”

During the fourth quarter of fiscal 2004, 54 percent of interWAVE’s revenues resulted from arrangements with new customers.  interWAVE provided products and services to 9 new customers during the fourth quarter.

Revenues for the year ended June 30, 2004 increased 48 percent to $44.5 million compared to $30.0 million in fiscal 2003. interWAVE reported a net loss decrease of 77 percent to $6.4 million, or $(0.81) per share, compared to a net loss of $28.3 million, or $(4.34) per share, for fiscal 2003.

“During fiscal 2004, our R&D team delivered substantially increased commercial functionality to our CDMA product offering, and they also delivered important upgrades to the GSM product offering, including a new high-capacity switch, a new operating and maintenance center, a new radio base station, and our own value-added services,” said Erwin Leichtle.  “These are significant accomplishments during a period where we reduced R&D expenditures by 26 percent year-over-year.”

interWAVE’s combined cash balances at the end of the year were $5.9 million.

New Business Highlights

Erwin Leichtle continued, “In the fourth quarter, we were able to deliver on several transactions where we had received orders in prior quarters, as well as secure some substantial new business that we booked as orders and were able to deliver in the same quarter.  Recent new business highlights include:

• Delivery of the first two of four previously ordered systems, as well as receipt of an order for a fifth system, from a major non-governmental organization that purchased our containerized rapid deployment solution.  Receipt of the fifth order brings to $4.7 million the aggregate value of the five combined orders.

• Delivery of $2.5 million of product under a $3.1 million dollar contract awarded last quarter to supply a major regional operator in the Caribbean and Latin America.

• Receipt of a $2.9 million order and delivery of  $1.9 million in product under a contract with a new customer that is a regional operator in West Africa, where we supplied a turnkey network solution.

• Receipt of orders of $2.8 million from, and delivery of $0.7 million to, a Canadian integrator.

• Delivery of $3.6 million in products under subsequent-phase follow-on orders from two African customers, of which $1.6 million in new orders were received in the last quarter.

• Receipt of a new order from an operator in the Pacific Islands, which was  delivered within the quarter.

• In July, Alvarion Ltd. (NASDAQ: ALVR) and interWAVE announced that they have entered into a definitive agreement which calls for Alvarion to acquire interWAVE.  Last Friday interWAVE filed a preliminary proxy statement with the Securities and Exchange Commission.

Management’s Teleconference To Be Held Wednesday August 18, 2004

interWAVE management's teleconference will be held Wednesday August 18, 2004 at 1:15 p.m. PT / 4:15 p.m. ET, and will be web cast live for all investors.  Interested parties can access the call by dialing (877) 858-9308 or (706) 643-0580 (international) or by accessing the web cast at www.iwv.com. A replay of the call will be available at (800) 642-1687 or (706) 645-9291 (international), access number 8985202 for 3 days following the call. To listen to the web cast or its replay, go to the Investor Relations page of the interWAVE Communications site at www.iwv.com and click on the web cast link.

The Company

interWAVE is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks intended to minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems.  interWAVE’s portable, mobile cellular networks provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

Editor’s Note: interWAVE is a registered trademark of interWAVE Communications International, Ltd.

Where you Can Find Additional Information

interWAVE will file a proxy statement and other documents concerning the proposed amalgamation transaction with the United States Security and Exchange Commission (“SEC”). Security holders are urged to read the proxy statement when it becomes available and other relevant documents filed with the SEC because they will contain important information. interWAVE Security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by interWAVE with the SEC at the SEC's Web site at http://www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from interWAVE, Investor Relations, 2495 Leghorn Street, Mountain View, California 94043 650-314-2533. interWAVE and Alvarion and their respective directors and executive officers and other members of their management and their employees may be deemed to be participants in the solicitation of proxies from the shareholders of interWAVE with respect to the transactions contemplated by the Amalgamation agreement. Information about the directors and officers of interWAVE and Alvarion and their respective interests in the amalgamation will be available in the proxy statement that interWAVE will file with the SEC. This document is available free of charge at the SEC’s Commission’s Web site at http://www.sec.gov and from interWAVE.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management's current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE's history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

--Financial Statements Attached—

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interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net revenues	$13,585	$8,475	$44,467	$29,960
Cost of revenues	7,179	4,816	23,254	22,416

Gross profit	6,406	3,659	21,213	7,544

Operating expenses
Research and development	2,663	1,989	9,519	12,937
Selling, general and administrative	4,201	3,867	17,971	19,017
	6,684	5,856	27,490	31,954
Amortization of deferred stock compensation	—	—	—	194
Losses (gains) on asset sales	—	83	(809)	(144)
Restructuring charges	340	2,770	776	3,485
	340	2,853	(33)	3,535

Total operating expenses	7,204	8,709	27,457	35,489

Loss from operations	(798)	(5,050)	(6,244)	(27,945)

Interest income (expense), net	(41)	(81)	(125)	1
Other expense, net	(12)	(112)	(149)	(53)

Loss before income taxes	(851)	(5,243)	(6,518)	(27,997)

Benefit from (provision for) income taxes	82	89	139	(267)

Net loss	$(769)	$(5,154)	$(6,379)	$(28,264)

Net loss per share, basic and diluted	$(0.08)	$(0.76)	$(0.81)	$(4.34)

Weighted average common shares outstanding, basic and diluted
	9,058	6,748	7,892	6,508

See Accompanying Recociliciation of Net Loss to Pre-Depreciation and Amortization Profit(Loss)

interWAVE Communications International, Ltd.

Reconciliation of Net Loss to Pre-Depreciation and Amortization Profit (Loss)

(In thousands, except per share amounts - Unaudited)

	Three Months Ended
	June 30,
	2004	2003

Net loss	$(768)	$(5,154)

Net loss reconciling items:
Depreciation and amortization	986	1,286

Total net loss reconciling items	986	1,286

Pre-depreciation and amortization profit (loss)	$218	$(3,868)

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30,	June 30,
	2004	2003

Assets:
Current assets:
Cash and cash equivalents (including restricted cash, current portion)	$5,732	$4,478
Trade receivables, net	8,803	6,584
Inventories, net	7,989	8,058
Prepaids and other current assets	2,634	2,421
Total current assets	25,158	21,541

Restricted cash, long term portion	199	147
Property and equipment, net	2,747	4,321
Intangible assets, net	6,007	7,150
Other assets	113	118
Total assets	$34,224	$33,277

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term borrowings	$3,588	$1,000
Current portion of notes and leases payable	308	656
Accounts payable	6,933	5,324
Accrued expenses	3,283	5,822
Accrued compensation	1,690	2,193
Income taxes payable	172	417
Accrued restructuring expenses	1,416	1,915
Deferred revenue	378	2,080
Customer prepayments	4,093	1,567
Total current liabilities	21,861	20,974

Other long term liabilities	1,000	2,284
Total liabilities	22,861	23,258

Shareholders’ equity:
Common stock	344,769	337,836
Accumulated deficit	(333,290)	(326,911)
Other	(116)	(906)
Total shareholders’ equity	11,363	10,019

Total liabilities and shareholders’ equity	$34,224	$33,277